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                                                                  EXHIBIT (e)(9)

                         AMENDMENT TO RIGHTS AGREEMENT


     AMENDMENT, dated as of October 25, 2000 (the "Amendment"), to the RIGHTS AGREEMENT, dated as of May 4, 1999 (the "Agreement"), between KENETECH Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Agent have entered into the Agreement; and

     WHEREAS, the Company has directed the Agreement be amended; and

     WHEREAS, the Flip-In Event (as defined in the Agreement) has not occurred and the penultimate sentence of Section 27 of the Agreement is not applicable to this Amendment;

     NOW, THEREFORE, the parties hereby agree as follows (terms used and not defined herein have meanings as defined in the Agreement):

     1. Section 1(a) of the Agreement is amended by adding the following sentence immediately following the last sentence of the definition of "Acquiring Person":

          Notwithstanding the foregoing, neither a Distribution Date, a Flip-In Event nor a Stock Acquisition Date shall be deemed to have occurred, none of Mark D. Lerdal ("Lerdal"), ValueAct Capital Partners L.P. ("VAC"), KC Holding Corporation ("Parent") nor KC Merger Corp. ("Sub"), or their Affiliates or Associates, shall be deemed to be an Acquiring Person, and no holder of any rights shall be entitled to exercise any Rights under, or be entitled to any rights pursuant to, Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case solely by virtue of the execution, delivery or performance of (w) the Agreement and Plan of Merger dated as of October 25, 2000 among Parent, Sub and the Company (as it may be amended, the "Merger Agreement"), (x) the Subscription and Contribution Agreement dated as of October 24, 2000 to be entered into by and among Parent, VAC and Lerdal, (y) the Voting Agreement dated as of October 24, 2000 to be entered into among Parent, Sub and Lerdal or (z) the purchase by Sub of Common Stock upon the consummation of the tender offer to be made by Sub on the terms and subject to the conditions set forth in, and prior to the termination of, the Merger Agreement.

     2. Section 7(a) of the Agreement is amended in its entirety to read as follows:

     (a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any
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     Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the "Expiration Date") that is earliest of (i) the Close of Business on May 4, 2009 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in
     Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24, here, or (iv) immediately prior to (and conditioned upon) the purchase by Sub of shares of Common Stock upon consummation of the tender offer contemplated in the Merger Agreement.

     3. The form of Rights Certificate set forth as Exhibit B to the Agreement is amended by adding the following paragraph at the end thereof:

          The Rights Agreement was amended effective October 25, 2000 to provide that (i) the Rights will not become exercisable as a result of the execution, delivery and performance of (w) a Subscription and Contribution Agreement among KC Holding Corporation ("Parent"), Value Act Capital Partners, L.P. and Lerdal as contemplated in the Agreement and Plan of Merger dated October 24, 2000 (as amended, the "Merger Agreement") among Parent, KC Merger Corp. ("Sub") and the Company, (x) a Voting Agreement among Parent, Sub and Lerdal (y) the Merger Agreement or (z) as a result of the consummation of the tender offer contemplated in the Merger Agreement and (ii) the Rights Agreement (and, accordingly, the Rights), will terminate immediately prior to the consummation of the purchase by Sub of shares of Common Stock upon consummation of the tender offer contemplated in the Merger Agreement.

     4. As permitted by Section 27 of the Rights Agreement, this amendment shall be effective immediately upon execution by the Company.

     5. Except as modified hereby, the Agreement remains in full force and effect.

     6. The provisions of Sections 29, 31, 32 and 33 of the Agreement shall apply to this Amendment as if set forth herein.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                         KENETECH CORPORATION

                         By:  /s/ Dianne Urhausen
                            ---------------------
                            Name:  Dianne P. Urhausen
                            Title:  Vice President and Secretary


                         CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Rights
                         Agent

                         By:  /s/ Cecil D. Bobey
                            ---------------------
                            Name:  Cecil D. Bobey
                            Title:  Assistant Vice President